Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-87749 and 333-32342) and Form S-8 (Nos. 333-69951, 333-90635, 333-39460, 333-64542, 333-108640, 333-227215) of The Hackett Group, Inc. of our report dated March 8, 2019, relating to the consolidated financial statements, and the financial statement schedule and the effectiveness of internal control over financial reporting of The Hackett Group, Inc., appearing in this Annual Report on Form 10-K of The Hackett Group, Inc. for the year ended December 28, 2018.

/s/ RSM US LLP

Fort Lauderdale, Florida

March 8, 2019